Exhibit 99.1
CVB Financial Corp Announces Acquisition of San Joaquin Bank
Press Release
Source: CVB Financial Corp.
On 9:21 pm EDT, Friday October 16, 2009
ONTARIO, Calif.—(BUSINESS WIRE)—CVB Financial Corp. (NASDAQ:CVBF — News) announced today its wholly-owned subsidiary bank, Citizens Business Bank, entered an agreement with the Federal Deposit Insurance Corporation (“FDICâ€□) to purchase most of the assets and assume most of the deposit liabilities of San Joaquin Bank. (“agreementâ€□). The California Department of Financial Institutions closed San Joaquin Bank today and appointed the FDIC as receiver. Thereafter, Citizens Business Bank signed the agreement with FDIC.
“We are pleased to welcome all the accountholders of San Joaquin Bank to Citizens Business Bank as valued customers. We will be working with San Joaquin Bank employees and the FDIC to ensure a smooth transition of customer relationships to Citizens Business Bank,â€□ said Chris Myers, President and Chief Executive Officer.Â “We are enthusiastic about the opportunity to grow our presence in the Bakersfield area. Our superior customer service and financial products will blend well with San Joaquin Bank’s service standards.â€□
Under the terms of the agreement, Citizens Business Bank will purchase most of the assets and assume all deposits, with the exception of Cede & Co. brokered deposits, of San Joaquin Bank.
Citizens Business Bank is a $6.5 billion financial services company based in Ontario, California, with 41 business financial centers and five commercial banking centers serving California. The addition of the San Joaquin Bank will add five business financial centers for a total of six in the Bakersfield area and 13 centers in the California Central Valley communities.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.
Safe Harbor
Contact:
CVB Financial Corp.
Christopher D. Myers, President and CEO
909-980-4030